Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Amendment No. 3 to the Registration Statement on Form S-1 (No. 333-251510) of VectoIQ Acquisition Corp. II of our report dated September 16, 2020, except for the Founder Shares section of Note 4, as to which the date is December 31, 2020, and Note 3 and the Private Placement Units section of Note 4, as to which the date is January 5, 2021, relating to the financial statements of VectoIQ Acquisition Corp. II, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ RSM US LLP

New York, New York

January 5, 2021